Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Guardion Health Sciences, Inc. 2018 Equity Incentive Plan of our report dated March 26, 2021, with respect to the consolidated financial statements of Guardion Health Sciences, Inc. as of December 31, 2020 and 2019, and for the years then ended, which appear in Guardion Health Sciences, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission on March 26, 2021.

/s/ Weinberg & Company, P.A.

Los Angeles, California

April 6, 2021